Exhibit 99.1

GAP INC. REPORTS SEPTEMBER SALES UP 14 PERCENT;

COMPARABLE STORE SALES UP 13 PERCENT

SAN FRANCISCO — October 9, 2003 — Gap Inc. (NYSE: GPS) today reported net sales of $1.5 billion for the five-week period ended October 4, 2003, which represents a 14 percent increase compared with net sales of $1.3 billion for the same period ended October 5, 2002. The company’s comparable store sales for September 2003 increased 13 percent, compared with a 2 percent decrease in September 2002.

Comparable store sales by division for September 2003 were as follows:

•	Gap U.S.: positive 13 percent versus negative 3 percent last year

•	Gap International: positive 3 percent versus positive 3 percent last year

•	Banana Republic: positive 12 percent versus negative 2 percent last year

•	Old Navy: positive 16 percent versus negative 2 percent last year

“September was a strong month, with each domestic brand posting double-digit positive sales comps and positive store traffic comps,” said Sabrina Simmons, senior vice president, Treasury and Investor Relations. “Advertised products at each brand, such as Gap’s stretch pants for women and the relaxed boot fit jean for men, performed well. Overall, total company sales exceeded beginning-of-month expectations and merchandise margins improved over last year.”

Year-to-date sales of $9.7 billion for the 35 weeks ended October 4, 2003, represent an increase of 13 percent over sales of $8.6 billion for the same period ended October 5, 2002. The company’s year-to-date comparable store sales increased 10 percent compared to a decrease of 9 percent in the prior year.

As of October 4, 2003, Gap Inc. operated 4,209 store concepts compared with 4,277 store concepts last year. The number of stores by location totaled 3,076 compared with 3,152 stores by location last year.

Gap Inc. will announce October sales on November 6, 2003.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Investor Relations: Evan Price 415-427-2161	Media Relations: Claudia Hawkins 415-427-2563

Forward-Looking Statements

The information made available on this press release and recording contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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